Exhibit 99.1

Contact:	Anita-Marie Laurie
Maya Pogoda
Sitrick And Company
847-709-8170
310-788-2850

Kimball Hill Files for Chapter 11 to Restructure Debt

Ongoing Discussions with Senior Lenders and Potential Plan Sponsors on

Reorganization Plan

Company to Continue to Sell, Build and Deliver Homes

Has more than $ 60 million in Cash

Rolling Meadows, IL – April 23, 2008– Kimball Hill Homes today announced that as part of its ongoing strategy to reposition the Company in light of current challenges faced by the homebuilding industry, Kimball Hill, Inc. and certain of its subsidiaries have filed voluntary Chapter 11 petitions for reorganization in the United States Bankruptcy Court in the Northern District of Illinois.  The Company’s financial service businesses are excluded from the filing.

While its asset base remains strong, the Company has been impacted by many of the factors which have adversely impacted the homebuilding industry over the last 18 months.  These factors have included the downturn in the housing market, severe challenges in the credit and mortgage markets, diminished consumer confidence, increased foreclosures and higher cancellation rates.

“Today’s decision was difficult to make, but we believe it is in the best interests of all of our stakeholders,” said Ken Love, president and CEO. “Filing for Chapter 11 will allow us to restructure our debt and other obligations, bringing our capital structure in line with current market realities.”

Mr. Love noted that in response to the challenging housing market, Kimball Hill has already successfully implemented a number of initiatives aimed at improving operating performance, including reducing overhead costs and the recent decision to exit the Florida market by the end of 2008.

“Our issues are financial, not operational. The next step in our restructuring is to strengthen our capital structure and position our company to weather the current storm that has hit the housing and capital markets. We have had significant discussions with potential plan sponsors and our senior lenders already, and we hope to agree on a reorganization plan in the next 90 days,” said Mr. Love. “We will continue to sell, build and deliver homes without interruption.”

Kimball Hill Homes said as of the filing date, the Company had in excess of $60 million in cash, which will provide the Company with more than ample liquidity to fund daily operations including post-petition payments to contractors and trade partners and to meet customer and employee obligations through the duration of the restructuring.

“Although companies entering Chapter 11 often require an infusion of cash to finance ongoing operations, we are fortunate to be entering Chapter 11 with an extremely favorable liquidity position and the support of our senior lenders, allowing us to avoid the sometimes steep costs of incremental financing,” Mr. Love said.

“We are committed to maintaining our normal operations, including all construction and sales activities, during the restructuring process,” said Mr. Love. “Kimball Hill customer satisfaction levels are at the highest levels in our history. We will maintain our high standards of excellence and our commitment to strong customer service remains our number one priority.”

The Company said it has taken steps to ensure that all of its customer programs continue without interruption including its comprehensive warranties.

“We are extremely grateful to our customers, our associates, and our suppliers who continue to support the Company,” said Mr. Love. “Kimball Hill has been developing communities, building homes and supporting the American Dream of home ownership for 39 years. During our 39-year history we have successfully managed our way through a number of cyclical downturns. Our homes will continue to stand out for their quality construction and innovative design for many more decades to come.”

For more information, please visit www.kimballhillhomes.com. The Company has also established a toll-free information line for interested parties. The number is 877-631-3923.

Kimball Hill Homes, a recognized leader in the building industry and winner of numerous awards for design and quality, has been building on the Hill family tradition since 1969. Based in Rolling Meadows, IL, the Company currently builds in various markets in 5 states: Texas, Illinois, Nevada, California and Florida. For more information about Kimball Hill Homes, visit its award-winning web site at www.kimballhillhomes.com.

Forward Looking Statement:

Certain statements included in this announcement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent our current expectations of forecasts of future events, and no assurance can be given that the results described in this announcement will be achieved.  You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts.  They use words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy”, or other words and terms of similar meaning.  Any or all of the forward-looking statements included in this announcement and in any other of our reports or public statements may not approximate actual experience, and the expectations derived from them may not be realized, due to known, or unknown risks and uncertainties.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.  These factors include, but are not limited to: (i) our ability to continue as a going concern; (ii) our ability to operate pursuant to the terms of any debtor-in-possession facility; (iii) our ability to obtain court approval with respect to motions in the Chapter 11proceeding; (iv) our ability to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) our ability to obtain and maintain normal terms with vendors and service providers; (vii) our ability to maintain contracts that are critical to our operations; (viii) the potential adverse impact of theChapter 11 cases on our liquidity or results of operations; (ix) our ability to fund and execute our business plan;(x) our ability to attract, motivate and/or retain key executives and employees; (xi) our ability to attract and retain customers and (xii) other risks and factors regarding Kimball Hill and the home building industry identified from time-to-time in our reports filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  If any one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance, or achievements could differ materially from those expressed in or implied by the forward-looking statements contained in the announcement. Therefore, we caution you not to place undue reliance on these forward-looking statements.  We do not undertake any obligation or duty to update forward-looking statements.